EXHIBIT 99.1

EZCORP ANNOUNCES EARNINGS OUTLOOK FOR FISCAL YEAR 2014
Expects Non-GAAP Earnings Growth of more than 80% in Second Half

AUSTIN, Texas (June 16, 2014) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced its outlook for the second half of fiscal year 2014, and noted that it will provide estimates for earnings per share on both a quarterly and an annual basis going forward.

For the second half of fiscal year 2014, the company expects earnings per share in the range of $0.60 to $0.64 compared to a loss of $(0.57) for the second half last year. On a non-GAAP basis, these expected results represent second half earnings growth of more than 80%. This guidance is in line with the business outlook the company has previously provided. Please see the attached chart for a reconciliation between the company’s non-GAAP and GAAP results and expectations.

The company expects earnings per share in the range of $0.20 to $0.22 for the third quarter (ending June 30), and $0.40 to $0.42 for the fourth quarter (ending September 30). On a non-GAAP basis, the fourth quarter expected results compare to $0.09 last year, up over 300%. These results are expected to be driven by improving trends in the company's pawn and financial services loan metrics in the U.S. and Mexico, continued strong retail sales in the U.S., and improving overhead expense trends at the consolidated level.

The company estimates that its earnings per share outlook for the fourth quarter of fiscal 2014 may be reduced by $0.02 to $0.03 if it successfully completes the convertible debt offering that was announced simultaneously with this release.

The company provides supplemental information on its website. For a reconciliation of EZCORP’s last six fiscal quarters GAAP and adjusted EPS results, please see "Investor Resources & Supplemental Information" at http://investors.ezcorp.com/.

About EZCORP
EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

EZCORP, Inc.
Adjusted Earnings (Loss) Per Share - Actual and Guidance
(in thousands, except share data)

	Second Half FY2014 Comparable Results												Fiscal 2013 versus Fiscal 2014 Guidance
	3Q13		3Q14E		Variance	%	4Q13		4Q14E		Variance	%	Fiscal 2013	Fiscal 2014E	Variance	%

Net Income attributable to EZCORP, Inc.	$(5,881)		$10,750		$16,631		$(24,740)		$21,750		$46,490		$34,077	$63,061	$28,984	85%
Less Adjustments	$(19,042)	[1]	$—		$19,042		$(29,866)	[2]	$—		$29,866		$(46,917)	$(7,179)	$39,739
Adj. Net Income attributable to EZCORP, Inc.	$13,161		$10,750		$(2,411)	(18)%	$5,126		$21,750		$16,624	324%	$80,994	$70,240	$(10,754)	(13)%

Earnings (Loss) Per Share	$(0.11)		$0.20	[3]	$0.31		$(0.46)		$0.40	[4]	$0.85		$0.63	$1.16	$0.52	82%
Less Adjustments	$(0.35)		$—		$0.35		$(0.55)		$—		$0.55		$(0.86)	$(0.13)	$0.73
Adjusted Earnings (Loss) Per Share	$0.24		$0.20		$(0.04)	(18)%	$0.09		$0.40		$0.30	320%	$1.50	$1.29	$(0.21)	(14)%
Weighted Average Shares Outstanding Diluted	54,255		54,642		387	1%	54,310		54,820		510	1%	53,737	54,556	819

	First Half FY2014 Comparable Results
	1Q13		1Q14		Variance	%	2Q13		2Q14		Variance	%

Net Income attributable to EZCORP, Inc.	$30,717		$22,569		$(8,148)	(27)%	$33,981		$7,992		$(25,989)	(76)%
Less Adjustments	$1,253	[5]	$3,602	[6]	$2,349		$737	[7]	$(10,781)	[8]	$(11,518)
Adj. Net Income attributable to EZCORP, Inc.	$29,464		$18,967		$(10,497)	(36)%	$33,244		$18,773		$(14,471)	(44)%

Earnings (Loss) Per Share	$0.59		$0.42		$(0.17)	(30)%	$0.63		$0.15		$(0.48)	(77)%
Less Adjustments	$0.02		$0.07		$0.04		$0.01		$(0.20)		$(0.21)
Adjusted Earnings (Loss) Per Share	$0.57		$0.35		$(0.22)	(38)%	$0.61		$0.34		$(0.27)	(44)%
Weighted Average Shares Outstanding Diluted	52,112		54,362		2,250	4%	54,252		54,586		334	1%

Notes:
[1] 3Q13 Adjusted for one-time discontinued operations charges of $20.0 million and Albemarle & Bond income of $1.0 million, after tax
[2] 4Q13 Adjusted for Albemarle & Bond impairment charge of $28.4 million and Albemarle & Bond losses of $1.4 million, after tax
[3] 3Q14E Quarterly guidance range: $0.20 to $0.22
[4] 4Q14E Quarterly guidance range: $0.40 to $0.42
[5] 1Q13 Adjusted for Albemarle & Bond income of $1.3 million, after tax
[6] 1Q14 Adjusted for gain on the sale of US Pawn & Retail stores of $4.4 million and Albemarle & Bond losses of $0.8 million, after tax
[7] 2Q13 Adjusted for Albemarle & Bond income of $0.7 million, after tax
[8] 2Q14 Adjusted for Albemarle & Bond final impairment charge of $5.7 million, recognized deferred gain on the sale of US Pawn & Retail stores of $0.3 million and Executive Chairman retirement benefit of $5.4 million, after tax